Faegre Drinker Biddle & Reath LLP

May 18, 2020

Partners Group Private Income Opportunities, LLC

1114 Avenue of the Americas

37th Floor

New York, NY 10036

RE:	Partners Group Private Income Opportunities, LLC

Ladies and Gentlemen:

We have acted as counsel to Partners Group Private Income Opportunities, LLC, a Delaware limited liability company (the “Fund”), in connection with the filing of the Fund’s registration statement including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933 shares of beneficial interest representing interests in the Fund. The Fund offers two classes of shares (the “Shares”), Class A Shares and Class I Shares. The Fund is authorized to issue an unlimited number of Shares.

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s Limited Liability Company Agreement (the “LLC Agreement”) and resolutions adopted by the Board of Managers, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1.  The Shares will be issued in accordance with the Fund’s LLC Agreement and resolutions of the Board of Managers relating to the creation, authorization and issuance of the Shares.

2.  The Shares will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that:

Faegre Drinker Biddle & Reath LLP

May 18, 2020

1.  The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.  When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent registered public accounting firm; legal counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of Partners Group Private Income Opportunities, LLC (File Nos. 333-213376 and 811-23188). This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such captions we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP